SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 10/31/2004
FILE NUMBER 811-1424
SERIES NO.: 18

72DD     1.   Total income dividends for which record date passed during the period. ($000's Omitted)
              Class A Shares                 $   500
         2.   Dividends for a second class of open-end company shares
              ($000's Omitted)
              Class B Shares                 $   205
              Class C Shares                 $    64

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A Shares                 $ 000.1455
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.0721
              Class C Shares                 $000.0721

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                     5,532
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                     4,015
              Class C Shares                     1,347

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $   11.48
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $   11.38
              Class C Shares                 $   11.37